Exhibit 10.10

Olaplex, Inc.

January 8, 2020

Tiffany Walden

Dear Tiffany:

I am pleased to offer you employment with Olaplex, Inc. (formerly Penelope Acquisition Corp.) (the “Company”) in the position of Chief Operating Officer/Chief Legal Officer reporting directly to the Company’s Chief Executive Officer. In connection therewith, the Company will also cause you to become a member of the Board of Managers of Penelope Group Holdings GP, LLC (the “Board”) promptly following your commencement of employment; provided that, if your employment with the Company terminates for any reason, you agree to resign from the Board as of the date of such termination. This offer is contingent upon (i) the successful closing (the “Closing”) of the asset purchase transactions contemplated by and among the Company, Olaplex LLC, and LiQWD, Inc., (ii) your continued employment with Olaplex LLC through the Closing and (iii) your successful identity and employment eligibility verification (as discussed further below). If for any reason the Closing does not occur, your employment with Olaplex LLC is terminated prior to the Closing for any reason, or your identity and employment eligibility cannot be verified, this letter and the Company’s offer of employment will be null and void.

If you accept this offer, your first date of employment with the Company will be the date of the Closing. Your initial salary will be at the rate of $650,000.00 per year, less taxes and other legally required deductions, payable in accordance with the regular payroll practices of the Company.

Beginning with fiscal year 2020, for each fiscal year completed during your employment with the Company, you will be eligible to earn an annual bonus. Your target bonus will be 50% of your base salary, with the actual amount of any such bonus being determined by the Company in its discretion, based on your performance and that of the Company against goals established by the Company. You must be employed through the end of the applicable fiscal year in order to be eligible for the bonus. Any such bonus will be payable in the calendar year following the conclusion of the fiscal year for which the bonus is earned.

You will be eligible to participate in any and all employee benefit plans made available by the Company to employees generally from time to time, subject to plan terms and generally applicable Company policies as in effect from time to time. Should the Company require your relocation to a location more than forty (40) miles from your place of residence as of the date hereof in connection with the performance of your duties and responsibilities to the Company and its Affiliates, the Company will provide you with relocation support in the form of (i) reimbursement for any reasonable, documented, out-of-pocket costs (excluding housing costs) incurred in connection with such relocation and (ii) provided that you do not earlier resign from your position with the Company or its Affiliates, a housing allowance in the monthly amount of up to $7,500 for no less than twelve (12) months following such relocation, less taxes and other legally required deductions.

You will be expected to devote your full business time and your best professional efforts to the performance of your duties and responsibilities for the Company and its Affiliates (as defined below) and to abide by all policies and procedures of the Company as in effect from time to time. You will be expected to perform the duties of your position and such other duties as may reasonably be assigned to you from time to time. For the purposes of this letter agreement, “Affiliates” means all persons and entities directly or indirectly controlling, controlled by or under common control with the Company, where control may be by management authority, equity interest or otherwise.

The Immigration Reform and Control Act requires the Company to verify your identity and employment eligibility within three business days of your commencement of employment with the Company. Enclosed is a copy of the Form I-9 that you will be required to complete. Please bring the appropriate documents listed on that form with you when you report for work. We will not be able to employ you if you fail to comply with this requirement.

This offer of employment is also conditioned on your execution of the Company’s standard Employee Agreement, a copy of which is enclosed. You must sign and return the Employee Agreement at the time you sign and return this letter agreement.

This letter and your response are not meant to constitute a contract of employment for a specific term. Employment with the Company is at-will. This means that, if you accept this offer, both you and the Company will retain the right to terminate your employment at any time, with or without notice or cause.

In accepting this offer, you give the Company assurance that you have not relied on any agreements or representations, express or implied, with respect to your employment that are not set forth expressly in this letter or the Employee Agreement.

If you wish to accept this offer, please sign, date and return this letter agreement and the Employee Agreement to Tricia Glynn by email (TGlynn@AdventInternational.com) no later than January 8, 2020. If you do accept as provided, this letter agreement will take effect as a binding agreement between you and the Company as of the Closing, provided that you sign, date and return the Employee Agreement to the Company and satisfy the other conditions set forth above in a timely manner. Please retain a copy of this letter agreement and the Employee Agreement for your records.

[Signature Pages Follow]

Sincerely,

OLAPLEX, INC.

By:	/s/ James Westra
Name:	James Westra
Title:	President and General Counsel

Accepted and agreed:

Signature:	/s/ Tiffany Walden
Tiffany Walden

Date:	January 8, 2020

[Signature Page to Offer Letter]